SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 30, 2009

CITIZENS COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Wisconsin
(State or other jurisdiction of incorporation)

001-33003	20-5120010
(Commission File Number)	(I.R.S. Employer I.D. Number)

2174 EastRidge Center, Eau Claire, Wisconsin	54701
(Address of Principal Executive Offices)	(Zip Code)

715-836-9994
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                        Arrangements of Certain Officers.

Effective as of September 30, 2009 (the "Effective Date"), the Board of Directors (the "Board") of Citizens Community Bancorp, Inc. (the "Company") removed James G. Cooley, as President and Chief Executive Officer of the Company.  The Board also took action to terminate Mr. Cooley's employment with all of the Company’s subsidiaries, including Citizens Community Federal (the "Bank"), and to remove him from all officer and director positions with such subsidiaries as of the Effective Date.  At this time, Mr. Cooley will remain a member of the Board of the Company.

Effective as of the Effective Date, the Board appointed Timothy J. Cruciani, previously the Company’s Executive Vice President, as the new President of the Company and the Bank.  Mr. Cruciani joined the Bank in 1989. Information regarding Mr. Cruciani's age, business experience, employment history and related matters are included in the Company's definitive proxy statement for the annual meeting of shareholders held on February 26, 2009, which was filed with the Securities and Exchange Commission on January 20, 2009.

Additionally, effective October 1, 2009, Edward H. Schaefer of Eau Claire, WI, has been appointed to the Citizens Community Federal Board of Directors to serve on the bank's board until until his successor is duly elected and qualified or until his prior death, resignation or removal.  Mr. Schaefer, age 47, was with Silver Spring Foods/Huntsinger Farms from 2000-2009, the last eight years serving as its President/CEO.  For the twelve years prior to Silver Spring Foods/Huntsinger Farms, Mr. Schaefer held positions of Vice-President and President of various Norwest Bank entities, most recently as President of Norwest Bank/Wells Fargo, in Eau Claire, Wisconsin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS COMMUNITY BANCORP, INC.
Date:  October 5, 2009
BY  /s/ John Zettler
      John Zettler, Chief Financial Officer